                                                                       Exhibit 4


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Offer Securities. The Offer is made solely by the Offer to Purchase dated May 10, 1999 and the related Letters of Transmittal and is being made to all holders of Offer Securities. The Purchaser is not aware of any state where the making of the Offer is prohibited by any applicable law. If the Purchaser becomes aware of any jurisdiction where the making of the Offer or the acceptance of Offer Securities is not in compliance with any applicable law, the Purchaser will make a good faith effort to comply with such law. If, after such good faith effort, the Purchaser cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Offer Securities in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Merrill Lynch, Pierce, Fenner & Smith Incorporated or one or more registered brokers or dealers licensed under the laws of such jurisdiction.
Notice of Offer to Purchase for Cash
All of the Outstanding Shares of Common Stock
(Including the Associated Rights),
All of the Outstanding Shares of 41-2% Series A Cumulative
Convertible Preferred Stock,
All of the Outstanding Shares of 61-2% Series B Cumulative
Convertible Preferred Stock,
All of the Outstanding Depositary Shares
(each representing a 1/20th interest in a Share of 61-2% Series B Cumulative Convertible Preferred Stock),
All of the Outstanding Common Stock Purchase Warrants and
The Outstanding Special Common Stock Warrant of
Wang Laboratories, Inc.
at
$29.25 Net Per Share of Common Stock,
$1,271.73 Net Per Share of
41-2% Series A Cumulative Convertible Preferred Stock,
$1,101.17 Net Per Share of
61-2% Series B Cumulative Convertible Preferred Stock,
$55.05 Net Per Depositary Share,
$7.80 Net Per Common Stock Purchase Warrant and
$6,250,000.00 Net for the Special Common Stock Warrant, respectively, by
Getronics Acquisition, Inc.
A Wholly-Owned Subsidiary of
Getronics NV

Getronics Acquisition, Inc., a Delaware corporation (the "Purchaser"), and a wholly-owned subsidiary of Getronics NV, a public company with limited liability incorporated under the laws of The Netherlands with its corporate seat in Amsterdam, The Netherlands ("Parent"), is offering to purchase (i) all of the issued and outstanding shares of common stock, par value $0.01 per share, including the associated rights (the "Common Stock"), of Wang Laboratories, Inc., a company organized under the laws of Delaware (the "Company"), at a price of $29.25 per share of Common Stock, net to the seller in cash, without interest thereon, (ii) all of the issued and outstanding shares of 41/2% Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), of the Company, at a price of $1,271.73 per share of Series A Preferred Stock, net to the seller in cash, without interest thereon, (iii) all of the issued and outstanding shares of 61/2% Series B Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"), of the Company, at a price of $1,101.17 per share of Series B Preferred Stock, net to the seller in cash, without interest thereon, (iv) all of the issued and outstanding depositary shares, each representing a 1/20th interest in a share of Series B Preferred Stock (the "Depositary Shares"), at a price of $55.05 per Depositary Share, net to the seller in cash, without interest thereon, (v) all of the issued and outstanding warrants (other than the Special Common Stock Warrant) of the Company to purchase shares of Common Stock (the "Common Stock Purchase Warrants"), at a price of $7.80 per Common Stock Purchase Warrant, net to the seller in cash, without interest thereon and (vi) the issued and outstanding warrant of the Company (the "Special Common Stock Warrant") giving the holder the right to receive a certain number of shares of Common Stock upon exercise thereof, at a price of $6,250,000.00, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 10, 1999 (the "Offer to Purchase") and in the related Letters of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"). Unless the context indicates otherwise, as used herein, "Offer Securities" shall mean the shares of Common Stock, the shares of Series A Preferred Stock, the shares of Series B Preferred Stock, the Depositary Shares, the Common Stock Purchase Warrants and the Special Common Stock Warrant. Unless the context indicates otherwise, all references to shares of Common Stock shall include the associated rights (the "Rights") issued pursuant to the Rights Agreement, dated as of April 22, 1998, by and between the Company and the American Stock Transfer and Trust Company ("ASTT"), as Rights Agent.


THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK
CITY TIME, ON MONDAY, JUNE 7, 1999, UNLESS THE OFFER IS EXTENDED.



The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Offer Securities which represent at least a majority of the Common Stock Equivalents (as such term is defined in the Offer to Purchase) on the date of purchase (the "Minimum Condition"), (ii) the receipt of certain governmental approvals and (iii) the satisfaction of certain other terms and conditions described in Section 14 of the Offer to Purchase.

The Company has informed the Purchaser that, as of May 3, 1999, there were issued and outstanding (i) 47,045,593 shares of Common Stock, (ii) 90,000 shares of Series A Preferred Stock, (iii) 2,875,000 Depositary Shares (representing 143,750 shares of Series B Preferred Stock), (iv) 7,208,935 Common Stock Purchase Warrants, (v) the Special Common Stock Warrant and (vi) Options exercisable into 8,941,077 shares of Common Stock. As a result, as of such date, the Minimum Condition would be satisfied if, in the aggregate, a combination of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Depositary Shares, Common Stock Purchase Warrants and the Special Common Stock Warrant representing 36,367,045 Common Stock Equivalents would be tendered and not properly withdrawn prior to the expiration of the Offer.
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 3, 1999 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. The Merger Agreement provides that, promptly upon consummation of the Offer, Parent will cause the Purchaser to be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), except for the Offer Securities which are held by any subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including the Purchaser), all of which shall cease to be outstanding and be canceled and retired and none of which shall receive any payment with respect thereto and Offer Securities held by holders exercising their rights to dissent in accordance with the Delaware General Corporation Law ("DGCL"), (i) each share of Common Stock (including all associated Rights) issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the holder thereof, forthwith cease to exist and be converted into and represent the right to receive an amount in cash equal to $29.25, without interest, (ii) each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall, immediately prior to the Merger and without any action on the part of the holders thereof, be converted into 43.478 fully paid and nonassessable shares of Common Stock, such shares of Common Stock thereafter to be treated in accordance with clause (i) above, (iii) each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, no longer be convertible into shares of Common Stock without interest but shall thereafter be convertible, in accordance with
Section 7(E) of the Certificate of Designation of the Series B Preferred Stock, into the right to receive an amount in cash equal to $1,101.17, without interest, (iv) each Common Stock Purchase Warrant issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the holders thereof, no longer be exercisable into the right to receive Common Stock but shall become exercisable, in accordance with Section 11.5 of the Warrant Agreement, dated as of October 29, 1993, by and between the Company and ASTT, into the right to receive an amount in cash equal to $7.80, without interest and
(v) the Special Common Stock Warrant issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the holder thereof, expire. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase. Under the DGCL, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the issued and outstanding shares of each of Common Stock, the Series A Preferred Stock and the Series B Preferred Stock, the Purchaser will be able to approve and effect the Merger without a vote of the Company's stockholders. If, however, the Purchaser does not acquire at least 90% of the issued and outstanding shares of each of the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock, pursuant to the Offer or otherwise, a vote of the Company's stockholders to effect the Merger is required under the DGCL and a longer period of time will be required to effect the Merger as described in Section 11 of the Offer to Purchase.
The Board of Directors of the Company (i) has determined that each of the Offer and the Merger is fair to, and in the best interest of, the holders of the Offer Securities and has declared that the Offer and the Merger are advisable, (ii) has approved the Offer and the Merger and (iii) has recommended that the holders of the Offer Securities accept the Offer and tender their Offer Securities pursuant to the Offer and that the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Depositary Shares approve and adopt the Merger Agreement.
Tendering holders whose Offer Securities are registered in their own name and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the applicable Letter of Transmittal, stock transfer taxes on the purchase of Offer Securities pursuant to the Offer. For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Offer Securities validly tendered and not properly withdrawn if, as and when the Purchaser gives notice to the Depositary of the Purchaser's acceptance for payment of such Offer Securities. Upon the terms and subject to the conditions of the Offer, payment for Offer Securities accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering holders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering holders whose Offer Securities have been accepted for payment. In all cases, payment for Offer Securities purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Offer Securities or timely confirmation of a book-entry transfer of such Offer Securities into the Depositary's account at the Book-Entry Transfer Facility, pursuant to the procedures set forth in
Section 3 of the Offer to Purchase, (ii) the applicable Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the applicable Letter of Transmittal. Under no circumstances will interest be paid on the purchase price for the tendered Offer Securities, regardless of any delay in making such payment or extension of the Expiration Date.
The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Monday, June 7, 1999, unless and until the Purchaser, in accordance with the terms of the Offer, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Subject to the terms of the Merger Agreement and to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission") and to applicable law, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the events specified in Section 14 of the Offer to Purchase, by giving notice of such extension to the Depositary and by making a public announcement thereof. Subject to the applicable rules and regulations of the Commission and to applicable law, the Purchaser also expressly reserves the right, in its sole discretion (subject to the terms of the Merger Agreement), at any time and from time to time (i) to delay acceptance for payment of, or, regardless of whether such Offer Securities were theretofore accepted for payment, payment for, any Offer Securities pending receipt of any governmental approval specified in
Section 15 of the Offer to Purchase or in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer and not accept for payment any Offer Securities if any of the conditions referred to in Section 14 of the Offer to Purchase are not satisfied or, of the events specified in
Section 14 of the Offer to Purchase have occurred and (iii) subject to the terms of the Merger Agreement, to waive any condition, or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.
During any such extension, all Offer Securities previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering holder to withdraw such holder's Offer Securities. Any such extension, delay, termination, waiver or amendment will be followed, as promptly as practicable, by a public announcement thereof by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to holders in a manner reasonably designed to inform them of such changes and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by applicable law. Except as otherwise provided below, tenders of Offer Securities made pursuant to the Offer are irrevocable. Offer Securities tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 8, 1999, or at such later time as may apply if the Offer is extended. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth below. Any such notice of withdrawal must specify the name of the person who tendered the Offer Securities to be withdrawn, the class of Offer Securities to be withdrawn, the number of Offer Securities to be withdrawn, and the name of the registered holder of the Offer Securities, if different from that of the person who tendered such Offer Securities. If certificates evidencing Offer Securities to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the tendering holders must submit to the Depositary the serial numbers shown on the particular certificate evidencing the Offer Securities to be withdrawn and, unless the Offer Securities evidenced by such certificates have been tendered by an Eligible Institution (as defined in Section 3 of the Offer to Purchase) the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If

Offer Securities have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Offer Securities and must otherwise comply with the Book-Entry Transfer Facility's withdrawal procedures.
Withdrawals of tendered Offer Securities may not be rescinded without the Purchaser's consent and any Offer Securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Offer Securities properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase.
The Company has provided the Purchaser with the Company's list of holders of the Offer Securities and security position listings in respect of the Offer Securities for the purpose of disseminating the Offer to the holders of Offer Securities. The Offer to Purchase, the Letters of Transmittal and any other relevant materials will be mailed to record holders of Offer Securities whose names appear on the Company's list of holders of the Offer Securities and will be furnished, for subsequent transmittal to beneficial owners of Offer Securities, to brokers, dealers, commercial banks, trust companies and similar persons whose names or the names of whose nominees, appear on the Company's list of holders of the Offer Securities, or where applicable, who are listed as participants in a clearing agency's security position listing.
The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.
The Offer to Purchase and the related Letters of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.
Requests for copies of the Offer to Purchase, the related Letters of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below.
The Information Agent for the Offer is:
MORROW & CO., INC.

445 Park Avenue, 5th Floor
New York, New York 10022
Banks and Brokerage Firms Call: (800) 662-5200
Shareholders Please Call: (800) 566-9061

The Depositary for the Offer is:

Citibank, N.A.

By Hand:
Citibank, N.A.
Corporate Actions
111 Wall Street, 5th Floor Window
New York, New York 10043

By Mail:
Citibank N.A.
Corporate Actions
P.O. Box 2544
Jersey City, New Jersey 07303-2544

By Overnight Courier:
Citibank N.A.
Corporate Actions, Suite 4660
525 Washington Boulevard
Jersey City, New Jersey 07303

For Information: (877) 248-4237

The Dealer Manager for the Offer is:
Merrill Lynch & Co.

World Financial Center
North Tower
New York, New York 10281-1305
(212) 449-8971 (Call Collect)
May 10, 1999